EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number      Series Name                        Is this the last filing for this series?
                                                                   (Y or N)
120                       Aasgard Dividend Growth Small & Mid-Cap Fund               N

Please refer to the annual report to shareholders dated March 31, 2017 to be filed on Form N-CSR for additional information concerning the Fund.